UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ADESA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached below is a press release, dated March 15, 2007, issued by ADESA, Inc.

ISS RECOMMENDS THAT ADESA STOCKHOLDERS
VOTE "FOR" PROPOSED MERGER

ISS REPORT NOTES THAT PROPOSED MERGER OFFERS
'FAIR PRICE WITH CERTAINTY OF VALUE'

CARMEL, Ind., March 15, 2007—ADESA, Inc. (NYSE: KAR), North America's largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today announced that Institutional Shareholder Services (ISS) recommends that ADESA stockholders vote "FOR" the company's proposed merger with KAR Acquisition, Inc. at the March 28, 2007 Special Meeting of Stockholders. The Company expects to close the transaction in late April following the approval of stockholders at the Special Meeting.

ISS is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country. The ISS recommendation follows the recommendation of Glass, Lewis & Co., another independent voting advisory service, which also recommends that ADESA stockholders vote "FOR" the proposed merger.

In recommending that ADESA stockholders vote "FOR" the proposed acquisition, ISS stated:

  "Based on our review of the terms of the transaction...the strategic rationale, the process undertaken and the favorable transaction comparison, we believe that the merger agreement warrants shareholder support."*

"We are pleased to have the support of both ISS and Glass Lewis," said ADESA, Inc. Chairman and CEO David Gartzke. "Both of these leading proxy advisory firms recognized the thorough process that ADESA conducted and the premium value that the transaction will provide for our stockholders. The March 28, 2007 Special Meeting of Stockholders is rapidly approaching. On behalf of the entire Board of Directors of ADESA, I urge all ADESA stockholders to vote FOR the proposed merger."

As previously announced on December 22, 2006, ADESA entered into a definitive merger agreement under which KAR Acquisition, Inc., an indirect subsidiary of KAR Holdings II, LLC, an entity controlled by a group of private equity funds consisting of Kelso & Company, GS Capital Partners VI, L.P., an affiliate of Goldman Sachs & Co., ValueAct Capital Master Fund, L.P. and Parthenon Investors II, L.P. will acquire all of the outstanding common stock of ADESA for $27.85 per share in cash.

ADESA's Board of Directors unanimously (excluding the recused directors Messrs. Gartzke and Sales) approved the proposed merger and recommends that all ADESA stockholders vote "FOR" the adoption and approval of the merger agreement and the merger. The adoption and approval of the merger agreement and the merger require the affirmative vote of the holders of a majority of the outstanding shares of ADESA's common stock entitled to vote on the record date.

The Special Meeting of ADESA stockholders to consider and vote upon the proposed merger has been scheduled for March 28, 2007 at 10:00 am local time at ADESA's executive offices located at 13085 Hamilton Crossing Blvd., Carmel, Indiana 46032. ADESA stockholders of record as of the close of business on February 12, 2007 will be entitled to vote at the special meeting.

Stockholders are encouraged to read ADESA's definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Board of Directors' recommendation that stockholders vote "FOR" the approval and adoption of the merger agreement and the merger.

The vote of ADESA stockholders is very important regardless of the number of shares of common stock they own. Failure to vote has the same effect as a vote against the merger. Stockholders are urged to complete, sign and date the proxy card and return it in the prepaid and addressed envelope as soon as possible.

Stockholders who have questions about the proposed merger, need assistance in submitting their proxy or voting their shares should contact ADESA's proxy solicitor, Georgeson Inc., 17 State Street, New York, New York 10004; banks and brokers can call: (212) 440-9800 and the toll-free number (for Georgeson) at (866) 425-8154.

*Permission to use quotations from the ISS report was neither sought nor obtained.

About ADESA, Inc.
Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America's largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company's operations span North America with 54 ADESA used vehicle auction sites, 42 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit ADESA's Web site at http://www.adesainc.com.

ADESA Analyst Contact Jonathan Peisner (317) 249-4390 jpeisner@adesa.com	ADESA Media Contact Julie Vincent (317) 249-4233 jvincent@adesa.com